Exhibit 5.1

Nason, Yeager, Gerson White & Lioce, P.A.

1645 Palm Beach Lakes Blvd., Suite 1200

West Palm Beach, FL 33401

August 14, 2015

IDI, Inc.

2650 North Military Trail, Suite 300

Boca Raton, Florida 33431

Attention: Derek Dubner

                 Co-Chief Executive Officer

IDI, Inc. Registration Statement on Form S-3

Dear Mr. Dubner:

You have requested our opinion with respect to certain matters in connection with the filing by IDI, Inc. (the “Registrant”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering 640,205 shares of the Registrant’s common stock, par value $0.0005 per share, issuable upon the exercise of warrants, dated as of July 23, 2015 (the “Warrants,” and the shares issuable upon exercise of the Warrants, the “Warrant Shares”) by the selling shareholder identified in the Registration Statement. When issued upon exercise of the Warrants, the Warrant Shares may be sold from time to time in multiple transactions pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any amendments or supplements thereto.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it is our opinion that upon the exercise of the Warrants, receipt by the Registrant of consideration therefor, and issuance and delivery of the Warrant Shares, each in accordance with the terms of each of the Warrants and the Securities Purchase Agreement, dated as of July 23, 2015, pursuant to which the Warrants were sold, the Warrant Shares will be validly issued, fully paid and nonassessable securities of the Registrant.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.

Nason, Yeager, Gerson White & Lioce, P.A.